Exhibit 99.1

Press Release	For more information, contact: Mike Campbell: 816-842-8181 investorrelations@inergyservices.com

Inergy Holdings, L.P. Prices Public Offering of Common Units

KANSAS CITY, Mo.—(BUSINESS WIRE)—May 21, 2007—Inergy Holdings, L.P. (Nasdaq:NRGP) today announced that it has priced a public offering of 1.1 million common units representing limited partner interests. Citigroup Global Markets Inc. is acting as the sole underwriter for the offering. The closing of this transaction is scheduled for May 25, 2007, subject to customary closing conditions.

The Partnership plans to use the proceeds of the offering to redeem from certain of its original investors, including certain members of its management, 1,100,000 common units for a per unit amount equal to the net proceeds per unit Inergy Holdings will receive in the offering of common units before expenses. The common units redeemed from these investors will be immediately canceled so that they will no longer be outstanding.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offer is being made only through the prospectus supplement and accompanying base prospectus, which is part of a registration statement that became effective on August 1, 2006. A copy of the prospectus supplement and related base prospectus associated with this offering may be obtained from Citigroup Global Markets Inc.; Brooklyn Army Terminal; 140 58th Street, 8th floor; Brooklyn, New York 11220; Attention: Prospectus Department; phone: 718-765-6732.

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P. (Nasdaq:NRGY), with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy Holdings’ annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

CONTACT:

Inergy Holdings, L.P.

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

SOURCE: Inergy Holdings, L.P.